Exhibit 10.22

[Translation]

LeddarTech [logo]	Employment Agreement 4110-R06(F)

BETWEEN:	LEDDARTECH INC., a duly constituted corporation having its head office at 4535 Wilfrid-Hamel, #240, Quebec City, Quebec G1P 2J7;

(hereinafter referred to as the “Corporation”)

AND:	David Torralbo, residing and domiciled at 2170 Cambridge Rd., Mount Royal

(hereinafter referred to as the “Employee”)

WHEREAS the Corporation wishes to retain the Employee’s services to act as Chief Legal Officer and Corporate Secretary and the Employee is interested in acting as such, the whole in accordance with the terms and conditions set forth herein;

WHEREAS the Employee’s position is considered a “hybrid” position according to the Corporation’s current telework policy, which means that the Employee (i) will be subject to the Corporation’s telework policy respecting positions of the same category (hybrid), (ii) will perform his duties at the Corporation’s head office, i.e. 4535 Wilfrid-Hamel Blvd., Suite 240, Quebec City, Quebec, Canada, and (iii) will perform his duties in person at the head office according to the Corporation’s needs or as agreed from time to time between the Employee and the Corporation.

WHEREAS the parties hereto wish to set forth the nature and conditions of such employment in this contract.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Nature of services

1.1	The Corporation hereby retains the personal and exclusive services of the Employee, who agrees, to act as Chief Legal Officer and Corporate Secretary.

2.	Duties

2.1	The Employee agrees to perform all tasks, duties and responsibilities normally related to such position as well as any other task or duty not incompatible therewith which may be assigned to him from time to time by the President and Chief Executive Officer. Without limiting the generality of the foregoing, the Employee’s tasks, duties and responsibilities are described in Schedule 1 and include any related task considered necessary to the success of the Corporation’s various projects and its sound management.

2.2	The Employee agrees to use his best efforts and all due care in performing his duties; he further agrees to loyally promote the interests of the Corporation and to devote his time and energy to it exclusively unless he has obtained the prior written consent of the Corporation.

3.	Compensation

3.1	As consideration for his services, the Corporation shall pay the Employee the following basic gross compensation, less all applicable tax deductions:

3.1.1	for the specific period from June 20, 2022 (or any later date agreed to by the parties) to September 30, 2022, $300,000 (on an annual basis) payable every two weeks.

3.2	For the subsequent fiscal years, the parties agree to negotiate the Employee’s basic annual compensation in good faith. Such revision shall be based in particular on the Employee’s achievement of the objectives defined by the Corporation as well as its financial situation.

3.3	The Employee acknowledges that he is hired and paid on an annual basis rather than an hourly basis. Accordingly, the Employee agrees to devote all the time and energy necessary to fulfil his duties and acknowledges that the Corporation will not pay him any overtime.

4.	Bonus and options

4.1	The Employee shall be eligible for an annual bonus of up to 50% of his base annual Salary, as described in section 3.1. Such bonus shall be calculated based in particular on the Employee achieving the goals set by the Corporation and its financial situation. For the fiscal year which began on October 1, 2021 and ending on September 30, 2022, the annual bonus shall be paid pro rata to the days worked between June 20, 2022 (or any later date agreed to by the parties) and September 30, 2022.

4.2	Subject to approval by the Board of Directors, the Corporation shall grant the Employee 50,000 stock options in accordance with the Corporation’s Employee Stock Option Plan (ESOP). Twenty-five percent (25%) of the stock options granted shall vest on the first anniversary of the grant date and twenty-five percent (25%) additional stock options shall vest on each of the second, third and fourth anniversaries of the grant date, the whole according to the ESOP. In accordance with the Corporation’s incentive program, the Employee shall also be eligible for annual grants determined based on the plan’s parameters and his performance.

5.	Other benefits

5.1	The Employee shall be eligible for the benefits plan applicable to the Corporation’s entire staff, according to the terms of the said plan as amended from time to time.

5.2	The Employee shall be entitled to five (5) weeks of paid vacation annually accumulated at a rate of 10% of his gross salary. Such vacation may be taken as agreed between the Employee and the Corporation.

5.3	The Employee shall also be entitled to three (3) or four (4) additional paid days off, namely the business days between December 26 and 31 each year, in the event the Corporation is closed during that period.

5.4	The Corporation agrees to reimburse the Employee’s eligible travel expenses upon presentation of supporting documents, the whole according to the current policies.

5.5	The Corporation agrees to reimburse the Employee, upon presentation of supporting documents, any reasonable eligible expense incurred in the performance of his duties, the whole according to the current policies.

6.	Confidentiality

6.1	The Employee agrees and explicitly undertakes, as long as he works for the Corporation and at all times after his employment ends, not to disclose, publish or reveal in any manner whatsoever, to any person, and not to use other than for the purposes of his employment with the Corporation any information relating to:

6.1.1	the affairs of the Corporation including, without limiting the generality of the foregoing, any information concerning the Corporation’s financial situation, customers or contracts, regardless how the information was obtained and the purpose for which it is disclosed;

6.1.2	any intellectual property belonging to the Corporation including, without limiting the generality of the foregoing, any information which is or may be the subject of a registered copyright, patent, trade-mark, trade secret or industrial design;

6.1.3	any idea, invention or discovery belonging to the Corporation;

6.1.4	any software belonging to the Corporation, including any documentation, content and trade secret of the Corporation; or

6.1.5	any information belonging to any corporation, business or person with whom the Corporation deals or does business.

7.	Intellectual property

7.1	The Employee agrees that any product of the work performed in connection with his employment for the Corporation, including all documents produced or used to carry out such work, are the property of the Corporation and the Employee agrees to remit to the Corporation, at the end of his employment, where applicable, all copies of such documents which are in his possession at the time.

7.2	In consideration of his employment, the Employee hereby assigns and transfers to the Corporation, or to any other person or entity designated by the Corporation, all his intellectual property rights, title or interest, without restriction, in and to any invention, discovery, idea, improvement, development, work, computer program or source code as well as in any product or material which could be the subject of any intellectual property right, including copyright, which he may claim due to the work performed in connection with his employment, alone or with other persons (the “Creations”), whether or not such Creations may be protected in any manner whatsoever in a given jurisdiction.

7.3	The Employee waives any moral right and resale right he may hold with regard to the intellectual property related to the Creations made in connection with this contract in every jurisdiction of the world including, without restriction, the moral rights prescribed by the Copyright Act (Canada), to the extent such rights may be waived.

7.4	The Employee agrees to inform management of the Corporation as soon as he produces a Creation referred to in the foregoing paragraph and agrees not to disclose any information relating thereto to any other person without the Corporation’s prior written consent.

7.5	The Employee represents and warrants to the Corporation that the contribution he makes will be original and, to the best of his knowledge, will not infringe any right of any nature whatsoever of a natural or legal person.

7.6	The Employee agrees that the Corporation may, at its complete discretion, take or cause to be taken all necessary steps to protect its intellectual property rights, including the steps required to obtain, maintain and comply with patents and the use of any means to protect the intellectual property rights.

7.7	The Employee agrees to cooperate with the Corporation to ensure the intellectual property rights are legally protected and to ensure that the persons who participated in the research work cooperate with the Corporation, and in particular to obtain, maintain and comply with the patents and other means, including copyright.

7.8	The Employee agrees to complete and sign, forthwith upon request by the Corporation to such effect, any document which may be necessary or useful to set forth and give effect to the foregoing paragraphs.

8.	Non-competition and non-solicitation

8.1	The Employee agrees, throughout the term of his employment with the Corporation and for twelve (12) months as of the date he ceases to be employed by the Corporation for any reason whatsoever, not to, for himself or another person, directly or indirectly, in any capacity whatsoever, including, without limitation, as shareholder, partner, consultant, employer, employee, mandator, mandatary, agent, franchisee, franchisor, distributor, adviser, lender or surety, perform duties or carry on activities identical or similar, in whole or in part, to those carried out by the Corporation on the date his employment ceases. The Corporation’s area of business as of the date hereof includes the design, production, sale and distribution of integrated circuit time-of-flight measurement of emitted light, algorithms and time-of-flight measurement software, autonomous driving software and algorithms and optical sensors on one or more sources of the near infrared spectrum for detection and/or distance measurement based on time-of-flight measurement of emitted light, in the automobile and industrial markets. The following territories are covered by this provision: North America, the European Union member countries and the European Free Trade Association as well as Greater China, including the People’s Republic of China (including the Special Administrative Regions of Hong Kong and Macau) and the Republic of China (Taiwan).

8.2	The Employee agrees, throughout the term of his employment with the Corporation and for 18 months as of the date he ceases to be employed by the Corporation for any reason whatsoever, not to, for himself or another person, directly or indirectly, in any capacity whatsoever, including, without limitation, as shareholder, partner, consultant, employer, employee, mandator, mandatary, agent, franchisee, franchisor, distributor, adviser, lender or surety, solicit customers or employees of the Corporation or allow the use of his name to solicit its customers or employees and not to do anything with a view to inducing or persuading any person to end his or its business relationship with the Corporation, with respect to the field of business and within the territories contemplated in paragraph 8.1 above.

8.3	The Employee acknowledges that the undertakings set forth in this section are reasonable under in the circumstances and are necessary to protect the Corporation’s competitive position.

9.	Term

9.1	This contract is granted for an indefinite period beginning on June 20, 2022 (or any later date agreed to by the parties) and ending according to the terms set forth in this employment contract or according to applicable law.

10.	Resiliation

10.1	This employment contract shall be resiliated:

10.1.1	by the prior written consent of the parties;

10.1.2	by the Employee’s resignation from his duties, and the Employee agrees under such circumstances to give the Corporation written notice of his resignation at least sixty (60) days before the effective date thereof;

10.1.3	by the dismissal of the Employee from his duties without notice or indemnity for just and sufficient cause;

10.1.4

In the event the Corporation terminates the Employee’s employment without just and sufficient cause or in the event of a dismissal, the Corporation agrees to give the Employee twelve (12) months’ notice.

The Corporation may, however, at its complete discretion, replace such notice in whole or in part by paying the Employee an indemnity as salary equal to the portion not covered by the notice. In such case, the indemnity shall be calculated, to the exclusion of any other benefit, based on the Employee’s base annual salary on the date the employment contract is resiliated. The Employee shall be bound to mitigate his damages during such period.

The Employee agrees that the purpose of this paragraph is to prevent any potential dispute resulting from the cessation of his employment, provided the Corporation honours the obligations set forth in this paragraph, in which case the Employee acknowledges that such notice or indemnity in lieu of notice constitutes reasonable and sufficient notice, and gives the Corporation a full and final release with regard to any claim resulting from the cessation of his employment, whether as notice, severance pay, damages or otherwise.

10.2	Notwithstanding the resiliation of this contract, the terms of sections 6, 7 and 8 shall remain in full force and effect.

11.	Miscellaneous

11.1	In the event any provision hereof is declared to be null and void for any reason whatsoever, it shall not affect the validity of the other stipulations of the contract, which shall remain in effect and apply as if the contract had been signed without the invalid provision.

11.2	This agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein and the relevant courts of the judicial district of Quebec City shall have jurisdiction.

11.3	This contract sets forth the entire and only agreement entered into between the parties pertaining to the subject matter hereof. The parties acknowledge that no other promise or representation has been made to them and that no verbal or other agreement has been entered into between the parties pertaining to the subject matter hereof. This contract cancels and replaces any agreement, representation or proposal prior to the signing hereof. Any waiver or amendment of the terms hereof shall be set forth in a written instrument duly signed by the parties.

12.	Contract date

12.1	Notwithstanding the date this contract is signed, it sets forth an agreement taking effect on June 20, 2022 (or any later date agreed to by the parties).

SIGNED in Quebec City on May 10, 2022

Employee:		Corporation:

LeddarTech Inc.

/s/ David Torralbo	Per:	/s/ Charles Boulanger
David Torralbo		Charles Boulanger
President and Chief Executive Officer

SCHEDULE 1

Reporting to the Chief Executive Officer, the Chief Legal Officer is a member of the Executive Committee and, as such, he/she actively supports LeddarTech’s risk management strategy and participates in the evaluation of the organization’s performance. He/she acts as a legal expert and is involved in files having a significant impact on the Corporation’s activities and operations relating to business law, corporate law, governance and financing (mergers/acquisitions; projects; governance and ethics).

Principal duties

Legal support

●	Act as a legal expert for the entire corporation;

●	Analyse, interpret, draft and review various contracts, reports, rules, policies and legal documents;

●	Manage the risk management regulatory framework and, where applicable, recommend improvements to the Executive Committee; advise managers and management on a daily basis regarding risks and legal issues which occur in the normal course of business;

●	Develop various internal and external compliance rules relevant to LeddarTech’s activities; ensure that the corporation complies with applicable laws; keep abreast of market trends and legislative changes to ensure current practices evolve accordingly;

●	Assist the President and Chief Executive Officer, Chief Operations Officer and Chief Financial Officer to determine, for Board approval, the strategic orientation and positioning to ensure the Corporation’s success;

●	Oversee all corporate aspects of the Corporation and ensure the Corporation’s governance complies with laws and regulations;

●	Draft legal opinions in the above-mentioned areas;

●	Manage litigation files;

●	Identify the external legal resources the most apt to contribute to LeddarTech’s success and manage the mandates given to such outside representatives as well as costs;

●	Provide legal oversight and support the staff in maintaining best practices according to the jurisprudence and legislation; make employees aware of legal and ethical issues in carrying out their duties and help train them in this regard;

●	Manage the Corporation’s entire insurance portfolio;

●	Maintain and develop contacts at various levels within LeddarTech and its partners in order to ensure healthy cooperation among everyone involved while maintaining the required level of independence;

●	As Corporate Secretary, organize and plan meetings of the Board of Directors and its various committees, keep minute books and prepare resolutions;

●	Participate in various strategic projects which could have a significant impact on the Corporation’s profitability and productivity;

●	Manage all legal aspects relating to mergers and acquisitions;

●	Manage the IP portfolio and related strategy;

●	Oversee the legal and regulatory issues of the various subsidiaries in the United States, Israel, Germany and China;

●	Play a key role in activities related to private and public financings;

●	Contribute to the strategic vision of the business;

●	Perform all other related duties contributing to the proper operation of the Corporation which the President and Chief Executive Officer, Chief Operations Officer and Chief Financial Officer may request.

Business development

●	Welcome, train, support, evaluate and develop the staff under his/her responsibility;

●	Set, monitor and evaluate the achievement of goals by members of his/her team;

●	Participate in meetings relevant to his/her position;

●	Help with the organization’s administrative procedures.